Exhibit (a)(1)(A)

OFFER TO PURCHASE

Up to 2,500,000 Shares of its Common Stock

at a Purchase Price Not Greater Than $5.00 Per Share Nor Less Than $4.00 Per Share

For Not More Than $10,000,000 Cash

by

VICOR CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 22, 2013, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

Vicor Corporation, a Delaware corporation (the “Company,” “Vicor,” “we,” “our” or “us”), is offering to purchase, for not more than $10,000,000 cash, shares of its common stock, par value $0.01 per share (the “Common Shares”), pursuant to (i) “Auction Tenders” at prices specified by the tendering holders of not more than $5.00 per Common Share (the “Maximum Purchase Price”) nor less than $4.00 per Common Share (the “Minimum Purchase Price”), or (ii) “Purchase Price Tenders” made by tendering holders choosing not to specify a price at which such Common Share may be purchase by the Company, in either case upon the terms and subject to the conditions described in this Offer to Purchase and in the accompanying Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

After the Expiration Date, Vicor will, upon the terms and subject to the conditions of the Offer, determine a single price per Common Share (the “Purchase Price”), which will be not more than the Maximum Purchase Price nor less than the Minimum Purchase Price, to be paid for Common Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Common Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by holders tendering Common Shares pursuant to Auction Tenders. The Purchase Price will be determined as the lowest price per Common Share, not higher than the Maximum Purchase Price nor lower than the Minimum Purchase Price, at which Common Shares have been tendered or have been deemed to be tendered in the Offer that will enable Vicor to purchase the maximum number of Common Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $10 million.

Holders who tender Common Shares must indicate in the Letter of Transmittal whether they are making an Auction Tender or a Purchase Price Tender. Holders wishing to specify the price at which they would sell their tendered Common Shares should indicate an Auction Tender, identifying that price between the Maximum Purchase Price and the Minimum Purchase Price at which the holder is willing to sell his or her tendered Common Shares. Common Shares properly tendered pursuant to an Auction Tender will only be eligible for purchase by the Company if the price specified in the Auction Tender is equal to or less than the Purchase Price. Holders wishing to tender Common Shares without specifying a price at which such Common Shares may be purchased by the Company should make a Purchase Price Tender. Common Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at the Minimum Purchase Price for purposes of determining the Purchase Price. Under both an Auction Tender and a Purchase Price Tender, Common Shares will be purchased by the Company, upon the terms and subject to the conditions of the Offer, at the Purchase Price determined as provided herein.

Only Common Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be purchased. All Common Shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the holder tendered at a lower price. However, because of the proration and conditional tender provisions described in this Offer to Purchase, all of the Common Shares tendered at or below the Purchase Price may not be purchased if more than the number of Common Shares we seek are properly tendered and not properly withdrawn. Common Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date. See Sections 3 and 4.

Our directors and executive officers have informed us that they do not intend to participate in the Offer. To our knowledge, none of our affiliates intends to tender any Common Shares in the Offer.

The Offer is not conditioned upon obtaining financing or any minimum number of Common Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

The Common Shares are listed on the NASDAQ Global Select Market (“NASDAQ”) and trade under the symbol “VICR.” On March 15, 2013, the last full trading day prior to the announcement of the intention to make the Offer, the reported closing price of the Common Shares on NASDAQ was $4.77 per Common Share. On March 20, 2013, the last full trading day prior to the announced commencement of the Offer, the reported closing price of the Common Shares on NASDAQ was $4.80 per Common Share. You are urged to obtain current market quotations for the Common Shares before deciding whether, and at what price or prices, to tender your Common Shares pursuant to the Offer. See Section 8.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY’S BOARD OF DIRECTORS OR EXECUTIVE OFFICERS, THE INFORMATION AGENT, OR THE DEPOSITARY MAKES ANY RECOMMENDATION AS TO WHETHER A HOLDER SHOULD TENDER OR REFRAIN FROM TENDERING COMMON SHARES OR AS TO THE PRICE OR PRICES AT WHICH A HOLDER MAY CHOOSE TO TENDER COMMON SHARES.

YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR COMMON SHARES AND, IF SO, HOW MANY COMMON SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER SUCH SHARES. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR TAX ADVISORS, FINANCIAL ADVISORS AND/OR SECURITIES BROKERS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE OFFER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to Georgeson Inc., our Information Agent, at the telephone number and address set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other associated documents from the Information Agent at the telephone number and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to holders additional copies of these materials at the Company’s expense. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

Offer to Purchase, dated March 21, 2013

IMPORTANT PROCEDURES

If you want to tender all or any portion of your Common Shares, you must do one of the following prior to the Expiration Date:

•

if you hold Common Share certificates in your own name or hold Common Shares in book-entry form as a registered holder, complete and sign a Letter of Transmittal according to its instructions and deliver the executed Letter of Transmittal, together with any required signature guarantees, and the Common Share certificates, if applicable, and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

•	if your Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact that nominee and have the nominee tender your Common Shares for you;

•

if you are an institution participating in The Depository Trust Company, tender your Common Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•

if you are a holder of vested options to purchase Common Shares, subject to Company policies and practices, you may exercise your vested options to purchase Common Shares through the Company’s Stock Plan Administrator and tender such Common Shares in the Offer.

If you want to tender your Common Shares but your certificates for the Common Shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Common Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

Holders properly tendering Common Shares pursuant to Auction Tenders at the Minimum Purchase Price and holders properly tendering Common Shares pursuant to Purchase Price Tenders can reasonably expect to have such Common Shares purchased at the Purchase Price if any Common Shares are purchased under the Offer (subject to the provisions relating to “odd lot” priority, proration and conditional tender).

We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make the Offer to, nor will we accept tenders from or on behalf of, holders residing in that jurisdiction. In any jurisdiction in which the securities laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

If you have any questions regarding the Offer, please contact Georgeson Inc., the Information Agent for the Offer, at (888) 605-7561.

VICOR HAS NOT AUTHORIZED ANY PARTY TO MAKE ANY RECOMMENDATION ON THE COMPANY’S BEHALF WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR COMMON SHARES IN THE OFFER OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR COMMON SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL OR TO DOCUMENTS TO WHICH WE HAVE REFERRED YOU.

VICOR HAS NOT AUTHORIZED ANY PARTY TO PROVIDE INFORMATION TO YOU OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL. IF ANY PARTY MAKES ANY RECOMMENDATION OR PROVIDES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE DEPOSITARY, OR THE INFORMATION AGENT.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1

FORWARD-LOOKING STATEMENTS	8

INTRODUCTION	9

THE TENDER OFFER	12

SUMMARY TERM SHEET

For your convenience, we are providing this summary term sheet, which sets forth answers to some of the questions you, as a holder of Common Shares, may have about the Offer to Purchase. While this Summary Term Sheet highlights certain material information in this Offer to Purchase, we emphasize it does not present the details to the same extent set forth in the entire Offer to Purchase. To understand the Offer to Purchase more fully and for a more complete description of the terms of the Offer to Purchase, we encourage you to carefully read this entire Offer to Purchase and the Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”), as well as other documents associated with our Offer. We have included references to the sections of this Offer to Purchase, within which you will find a more complete description of the topics in this summary.

Who is making the Offer?

Vicor Corporation, a Delaware corporation, which we refer to as the “Company,” “Vicor,” “we,” “our” or “us,” is offering to purchase, for not more than $10,000,000 cash, up to 2,500,000 shares of its common stock, par value $0.01 per share (the “Common Shares”) or such lesser number of Common Shares as are properly tendered or deemed by us to be properly tendered, accepted for tender, and not properly withdrawn.

Who can participate in the Offer?

All holders of Common Shares may participate in the Offer. Our directors and executive officers have informed us they do not intend to participate in the Offer. To our knowledge, none of our affiliates intends to tender any Common Shares in the Offer.

Are shares of Vicor’s Class B Common Stock eligible for tender?

No.

What will be the per share price for my shares accepted in the tender?

Vicor is utilizing a “Modified Dutch Auction” process to determine a single price per Common Share (the “Purchase Price”), within a range of prices established by the Company, at which the Company would purchase all Common Shares properly tendered, accepted for tender, and not properly withdrawn that would enable Vicor to purchase the maximum number of Common Shares not exceeding $10 million in aggregate value.

Vicor is offering to purchase the Common Shares pursuant to (i) “Auction Tenders” at prices specified by the tendering holders of not more than $5.00 per Common Share (the “Maximum Purchase Price”) nor less than $4.00 per Common Share (the “Minimum Purchase Price”), or (ii) “Purchase Price Tenders” made by tendering holders choosing not to specify a price at which such Common Share may be purchase by the Company, in either case upon the terms and subject to the conditions described in this Offer to Purchase and in the accompanying Letter of Transmittal.

Promptly after 5:00 p.m., New York City time, on April 22, 2013, unless the Offer is extended or withdrawn (such date, as it may be extended, the “Expiration Date”), we will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price, which will be not higher than the Maximum Purchase Price nor lower than the Minimum Purchase Price, to be paid for Common Shares properly tendered, accepted for tender, and not properly withdrawn, taking into account the number of Common Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by holders tendering Common Shares pursuant to Auction Tenders.

The Purchase Price will be determined as the lowest price per Common Share that would enable Vicor to purchase the maximum number of Common Shares properly tendered, accepted for tender, and not properly withdrawn having an aggregate purchase price not exceeding $10 million. We will publicly announce the Purchase Price promptly after we have determined such Purchase Price.

How will Vicor pay for the Common Shares, what will be the form of payment, and how will I be paid?

We will fund any purchase of Common Shares pursuant to the Offer, including related fees and expenses, from our available cash. We will pay for the Common Shares by depositing the aggregate Purchase Price with the Depositary promptly after the Expiration Date. The Depositary will act as agent for tendering holders and will transmit to you the payment for all of your Common Shares properly tendered, accepted for tender, and not properly withdrawn. Upon the terms and subject to the conditions of the Offer (including the proration provisions), the Depositary will distribute cash (in the form of a bank check), less any applicable withholding taxes and without interest, to all holders who have properly tendered (and have not properly withdrawn) their Common Shares. See Section 1, Section 5, and Section 9.

How do I tender my Common Shares?

If you want to tender all or any portion of your Common Shares, you must do one of the following prior to the Expiration Date:

•

if you hold certificates or hold Common Shares in book-entry form as a registered holder in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the Common Share certificates, if applicable, and any other documents required by the Letter of Transmittal, to the Depositary, at the address shown on the Letter of Transmittal;

•	if your Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Common Shares for you;

•

if you are an institution participating in The Depositary Trust Company (“DTC”), tender your Common Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•

if you want to tender your Common Shares but your certificates for the Common Shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Common Shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

Will I have to pay brokerage fees and commissions if I tender my Common Shares?

If you are the holder of record of your Common Shares and you tender your Common Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Common Shares through a broker, dealer, commercial bank, trust company or other nominee and that nominee tenders Common Shares on your behalf, that nominee may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.

Will I have to pay a stock transfer tax if I tender my Common Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered Common Shares to the holder of record, you will not incur any stock transfer tax. See Section 5.

What will happen if I do not tender my Common Shares?

Holders who do not participate in the Offer will retain their Common Shares and, if the Company completes the Offer, their relative ownership interest in the Company will increase. See Section 2.

How many Common Shares is Vicor offering to purchase?

We will purchase, at the Purchase Price, Common Shares properly tendered, accepted for tender, and not properly withdrawn up to a maximum aggregate purchase price of $10 million. Since the Purchase Price will only be determined after the Expiration Date, the number of Common Shares to be purchased will not be known until after that date. If the Purchase Price is determined to be $4.00 per Common Share, the Minimum Purchase Price, the maximum number of Common Shares that will be purchased under the Offer is 2,500,000. If the Purchase Price is determined to be $5.00 per Common Share, the Maximum Purchase Price, the minimum number of Common Shares that will be purchased under the Offer is 2,000,000.

The Offer is not conditioned upon any minimum number of Common Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 1 and Section 7.

What will happen if the number of Common Shares tendered results in an aggregate purchase price of more than $10 million?

If the number of Common Shares properly tendered, accepted for tender, and not properly withdrawn would result in an aggregate purchase price above $10 million, we will purchase all such Common Shares at or below the Purchase Price on a pro rata basis, except for “odd lots” (i.e., lots held by owners of less than 100 shares), which we will purchase on a priority basis as described in the immediately following paragraph. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 Common Shares, you properly tender all of these Common Shares at or below the Purchase Price before the Offer expires, and you complete the section entitled “Odd Lots” in the Letter of Transmittal, we will purchase all of your Common Shares without subjecting them to the proration procedure. See Section 1.

How long do I have to tender my Common Shares?

You may tender your Common Shares until the Offer expires on the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Common Shares, it is likely such nominee will have an earlier deadline for you to act to provide instructions to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out its deadline. See Sections 1 and 3.

Once I have tendered Common Shares in the Offer, can I withdraw my tender?

Yes. You can withdraw your Common Shares at any time prior to the Expiration Date, or such later time and date to which we may extend the Offer, in which case you can withdraw your Common Shares until the expiration of the Offer as extended. In addition, unless we have already accepted your Common Shares for payment, you may withdraw your Tendered Common Shares at any time after 11:59 P.M., New York City time, on May 16, 2013. See Section 4.

How do I withdraw Common Shares previously tendered?

To properly withdraw Common Shares you previously tendered, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary, at one of its addresses appearing on the back cover page of this Offer to Purchase, while you still have the right to withdraw the Common Shares. Your notice of withdrawal must specify your name, the number of Common Shares to be withdrawn and the name of the registered holder of such Common Shares. Some additional requirements apply if the certificates for Common Shares to be withdrawn have been delivered to the Depositary or if your Common Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Common Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that nominee to arrange for the withdrawal of your Common Shares. See Section 4.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Offer. If we were to extend the Offer, we cannot indicate, at this time, the length of any extension we may provide. If we extend the Offer, we will delay the acceptance of any Common Shares tendered. We can also amend or terminate the Offer, subject to applicable law. See Sections 7 and 15.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will issue a press release announcing the extension and the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date (i.e., April 23, 2013). We will announce any amendment to the Offer by issuing a press release announcing the amendment. See Section 15.

How do holders of vested stock options for Common Shares participate in the Offer?

Options to purchase Common Shares cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options through the Company’s Stock Plan Administrator, E*TRADE Financial Corporation, in accordance with the Company’s policies and practices, and tender the Common Shares received upon such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the Common Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases described in Section 1. We strongly encourage option holders to discuss the Offer with their own tax advisor, financial advisor and/or securities broker.

It is the option holder’s responsibility to tender Common Shares in the Offer to the extent such holder wants to participate, and it may be difficult to secure delivery of Common Shares issued pursuant to vested stock options in a time period sufficient to allow tender of those Common Shares prior to the Expiration Date. Accordingly, we suggest you exercise your vested options and satisfy the exercise price for such Common Shares in accordance with the terms of the related stock option plan and option agreement and Company policies and practices at least four business days prior to the Expiration Date (which, unless the Offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 4:00 p.m., New York City time, on April 16, 2013). See Section 3.

What are the conditions to the Offer?

Our obligation to accept and purchase and pay for Common Shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Date, including:

•

no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Common Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the Common Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Common Shares;

•

our acceptance for payment, purchase or payment for any Common Shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•

no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Common Shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the Common Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•

no general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

•

no commencement or escalation, on or after March 21, 2013, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism involving the United States or any other jurisdiction in which Vicor or any of our subsidiaries have an office;

•

no decrease of more than 10% in the market price for the Common Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on March 20, 2013, shall have occurred;

•

no change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, holders’ equity, condition (financial or otherwise), operations, results of operations or prospects of Vicor and our subsidiaries, taken as a whole, on the value of or trading in the Common Shares, on our ability to consummate the Offer or on the benefits of the Offer to us, shall have occurred;

•

no change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change in the business, properties, assets, liabilities, capitalization, holders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Vicor or any of our subsidiaries that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Vicor and our subsidiaries, taken as a whole, on the value of or trading in the Common Shares, on our ability to consummate the Offer or on the benefits of the Offer to us, shall have occurred;

•

no tender or exchange offer for any or all of our outstanding Common Shares (other than the Offer) shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed; and

•

no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer, shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment.

•

we shall have determined the completion of the Offer and the purchase of the Common Shares pursuant to the Offer would be likely, in our reasonable judgment, to cause the Common Shares to be (1) held by less than 300 persons, (2) delisted from NASDAQ, or (3) eligible for deregistration under the Exchange Act.

See Section 7.

Are there any governmental or regulatory approvals, consents, or filings to be made or obtained in connection with the Offer?

We are not aware of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, required for our purchase or ownership of Common Shares as contemplated by the Offer. Should any such approval or other action or notice filings be required, we presently contemplate we will seek that approval or other action and make or cause to be made such notice filings. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Common Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Common Shares are subject to the satisfaction of certain conditions. See Sections 7 and 13.

What are the federal income tax consequences if I tender my Common Shares?

Generally, if you are a “U.S. Holder” (as defined in Section 14), the receipt of cash from us in exchange for the Common Shares you tender in the Offer will be a taxable event for federal income tax purposes. The receipt of cash for your tendered Common Shares will generally be treated for federal income tax purposes either as (a) a sale or exchange of tendered Common Shares eligible for capital gain or loss treatment or (b) a distribution in respect of stock from the Company. If you are a U.S. Holder, you should complete the Form W-9 included as part of the Letter of Transmittal. Any tendering holder or other payee who is a U.S. Holder and who fails to complete, sign and return to the Depositary the Form W-9 included in the Letter of Transmittal (or such other Internal Revenue Service form as may be applicable) may be subject to federal backup withholding. Such withholding would be equal to 28% of the gross proceeds paid to the holder or other payee pursuant to the Offer. All holders should review the discussion in Sections 3 and 14 regarding material federal income tax issues and consult their own tax advisor regarding the tax consequences of the Offer. See Sections 3 and 14.

What is the accounting treatment of the Offer for Vicor?

The financial reporting for the purchase of Common Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Common Shares purchased plus the fees related to the Offer, as well as a corresponding reduction in total cash. The reduction in the number of Common Shares outstanding will be included in the computation of basic and diluted earnings per share. See Section 2.

What is the recent market price for the Common Shares?

On March 15, 2013, the last full trading day before announcement of the intention to make the Offer, the reported closing price of the Common Shares on the NASDAQ Global Select Market (“NASDAQ”) was $4.77

per Common Share, and on March 20, 2013, the last full trading day before commencement of the Offer, the reported closing price of the Common Shares on NASDAQ was $4.80 per Common Share.

You are urged to obtain current market quotations for the Common Shares before deciding whether, and at what price or prices, to tender your Common Shares pursuant to the Offer. See Section 8.

What is the rationale for the Offer?

The Company’s Board of Directors believes the purchase of Common Shares at current per share price levels is a prudent and appropriate use of the Company’s financial resources, given our current capitalization, cash balance, and operational profile. The Board of Directors also believes the use of the “Modified Dutch Auction” process is prudent and appropriate means of determining the Purchase Price and providing adequate liquidity to any investors whose trading ability may be constrained by the relatively low trading volume and small trading float of the Common Shares. See Section 2.

Has the Company or its Board of Directors adopted a position on the Offer?

The Company’s Board of Directors has approved the Offer. However, none of the Company’s Board of Directors or executive officers, the Information Agent, or the Depositary makes any recommendation to you as to whether an individual holder should tender or refrain from tendering Common Shares or as to the price or prices at which a holder may choose to tender Common Shares. You must make your own decisions as to whether to tender your Common Shares and, if so, how many Common Shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisors, financial advisors, and/or securities brokers. See Section 2.

Do Vicor’s executive officers or members of its Board of Directors intend to tender their Common Shares in the Offer?

Our directors and executive officers have informed us they do not intend to participate in the Offer. To our knowledge, none of our affiliates intends to tender any Common Shares in the Offer.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Georgeson Inc., our Information Agent, at the telephone number and address set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to holders additional copies of these materials at the Company’s expense. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase, the documents incorporated by reference herein and the documents to which we refer you contain forward-looking statements about the Company. The words “believes,” “expects,” “anticipates,” “intend,” “estimate,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding: the transition of our business strategically and organizationally from serving a highly diversified customer base to serving an increasing number of large customers; the level of customer orders overall and, in particular, from large customers and the delivery lead times associated therewith; the financial and operational impact of customer changes to shipping schedules; the derivation of a portion of our sales in each quarter from orders booked in the same quarter; our ongoing development of power conversion architectures, switching topologies, packaging technologies, and products; our plans to invest in expanded manufacturing capacity and the timing thereof; our belief regarding currency risk being mitigated because of limited foreign exchange fluctuation exposure; our continued success depending in part on our ability to attract and retain qualified personnel; our belief cash generated from operations and the total of our cash and cash equivalents will be sufficient to fund operations for the foreseeable future; our intentions regarding the declaration and payment of cash dividends; our intentions regarding protecting our rights under our patents; and our expectation that no current litigation or claims will have a material adverse impact on its financial position or results of operations. These statements are based upon our current expectations and estimates as to the prospective events and circumstances that may or may not be within our control and as to which there can be no assurance. Actual results could differ materially from those implied by forward-looking statements as a result of various factors, including our ability to: hire and retain key personnel; develop and market new products and technologies cost effectively and on a timely basis; leverage our new technologies in standard products to promote market acceptance of our new approach to power system architecture; leverage design wins into increased product sales; continue to meet requirements of key customers and prospects; enter into licensing agreements increasing our market opportunity and accelerating market penetration; realize significant royalties under such licensing agreements; achieve sustainable bookings rates for our products across both markets and geographies; improve manufacturing and operating efficiencies; successfully enforce our intellectual property rights; successfully defend outstanding litigation; and maintain an effective system of internal controls over financial reporting, including our ability to obtain required financial information for investments on a timely basis, our ability to assess the value of assets, including illiquid investments, and the accounting therefor. These and other factors that may influence actual results are described in our most recent Annual Report on Form 10-K, including but not limited to those described under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The discussion of our business contained therein, including the identification and assessment of factors that may influence actual results, may not be exhaustive. Therefore, the information presented in this Offer to Purchase should be read together with other documents we file with the Securities and Exchange Commission from time to time, including Forms 10-K, 10-Q and 8-K, which may supplement, modify, supersede or update information discussed herein.

INTRODUCTION

To Holders of Vicor Corporation Common Shares:

Vicor Corporation (the “Company,” “Vicor,” “we,” “our” or “us”) invites its holders to tender their shares of common stock, par value $0.01 per share of the Company (the “Common Shares”), for purchase by the Company.

Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”), we are offering to purchase up to 2,500,000 Common Shares pursuant to (i) auction tenders at prices specified by the tendering holders of not greater than $5.00 (the “Maximum Share Price”) nor less than $4.00 per Common Share (the “Minimum Share Price”) (“Auction Tenders”), or (ii) purchase price tenders, under which Common Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein (“Purchase Price Tenders”). Holders who wish to tender Common Shares without specifying a price at which such Common Shares may be purchased by the Company should make a Purchase Price Tender.

The Offer will expire on April 22, 2013, at 5:00 p.m., New York City time, unless the Offer is extended or withdrawn (such date, as it may be extended, the “Expiration Date”).

After the Expiration Date, assuming the conditions to the Offer have been satisfied or waived, we will determine a single price per Common Share (the “Purchase Price”), which will be not more than the Maximum Share Price and not less than the Minimum Share Price, we will pay for Common Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Common Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by holders tendering Common Shares pursuant to Auction Tenders. Common Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at the Minimum Purchase Price for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Common Share that would enable us to purchase the maximum number of properly tendered Common Shares having an aggregate purchase price not exceeding $10,000,000. Common Shares tendered pursuant to an Auction Tender will only be taken up if the price specified in the Auction Tender is equal to or less than the Purchase Price.

All Common Shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the holder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Common Shares tendered at or below the Purchase Price may not be purchased if more than the number of Common Shares we seek are properly tendered and not properly withdrawn.

Only Common Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be purchased. Common Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date. See Sections 3 and 4.

HOLDERS MUST COMPLETE, AMONG OTHER ITEMS, THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE OR PRICES AT WHICH THEY ARE TENDERING COMMON SHARES IN ORDER TO PROPERLY TENDER COMMON SHARES. HOLDERS WHO TENDER COMMON SHARES MUST SPECIFY WHETHER THEY ARE MAKING AN AUCTION TENDER OR A PURCHASE PRICE TENDER. ANY HOLDER WISHING TO TENDER COMMON SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE LETTER OF TRANSMITTAL FOR EACH PRICE AT WHICH COMMON SHARES ARE BEING TENDERED. SEE SECTION 3.

THE OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF COMMON SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 7.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY’S BOARD OF DIRECTORS OR EXECUTIVE OFFICERS, THE INFORMATION AGENT, OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR COMMON SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR COMMON SHARES. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR COMMON SHARES AND, IF SO, HOW MANY COMMON SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS, AND/OR SECURITIES BROKERS.

Upon the terms and subject to the conditions of the Offer, if the number of Common Shares properly tendered, accepted for tender, and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $10,000,000, we will purchase such Common Shares:

•

First, owned beneficially or of record by a holder of fewer than 100 Common Shares who properly tenders all of such Common Shares at or below the Purchase Price (partial tenders will not qualify for this preference) and completes, or whose broker, bank or other nominee completes, the section captioned “Odd Lots” in the Letter of Transmittal;

•

Second, from all holders who properly tender Common Shares at or below the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Common Shares (except for holders who tendered Common Shares conditionally for which the condition was not satisfied), until we have purchased Common Shares resulting in an aggregate purchase price of $10,000,000; and

•

Third, only if necessary to permit us to purchase Common Shares resulting in an aggregate purchase price of $10,000,000 million, from holders who properly tender Common Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, holders whose Common Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Common Shares prior to the Expiration Date. See Sections 1 and 6.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the Common Shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

The Purchase Price will be paid to tendering holders in cash, less any applicable withholding taxes and without interest, for all Common Shares purchased. Tendering holders who hold Common Shares registered in their own name and who tender their Common Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of Common Shares by us pursuant to the Offer. Holders owning Common Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if holders tender Common Shares through such nominees and not directly to the Depositary. See Section 3.

Also, any tendering holder or other payee who is a U.S. Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary the Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service form as may be applicable) may be subject to federal income tax backup withholding of 28% of the gross proceeds paid to the U.S. Holder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons exempt from backup withholding. See Section 3. Also, see Section 14 regarding material federal income tax consequences of the Offer.

In addition, holders of vested but unexercised options to purchase Common Shares under our share-based compensation plans may exercise such options through the Company’s Stock Plan Administrator, E*TRADE Financial Corporation, in accordance with the terms of our share-based compensation plan and the Company’s policies and practices, and tender in the Offer some or all of the Common Shares issued upon such exercise. See Sections 3 and 11.

We will pay all reasonable fees and expenses incurred in connection with the Offer by the Depositary and Information Agent. See Section 16.

As of March 7, 2013, there were 28,011,782 Common Shares issued and outstanding. The Company also has Class B Common Stock, par value $0.01 per share, of which 11,767,052 shares were issued and outstanding as of March 7, 2013. Shares of Class B Common Stock are not registered under the Exchange Act and are not the subject of this Offer. The maximum of 2,500,000 Common Shares we are offering to purchase under the Offer represents approximately 8.9% of the total number of Common Shares issued and outstanding as of March 7, 2013. Assuming the Offer is fully subscribed, the minimum of 2,000,000 Common Shares we are offering to purchase under the Offer represents approximately 7.1% of the total number of Common Shares issued and outstanding as of March 7, 2013. See Section 1.

The Common Shares are listed on the NASDAQ Global Select Market (“NASDAQ”) and trade under the symbol “VICR”. On March 15, 2013, the last full trading day before the announcement of the intention to make the Offer, the reported closing price of the Common Shares on NASDAQ was $4.77 per Common Share. On March 20, 2013, the last full trading day before the announcement of the Offer’s commencement, the reported closing price of the Common Shares on NASDAQ was $4.80 per Common Share. You are urged to obtain current market quotations for the Common Shares before deciding whether, and at what price or prices, to tender your Common Shares pursuant to the Offer. See Section 8.

References in this Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

THE OFFER

Section	1. Number of Common Shares; Purchase Price; Proration.

General. Promptly following the Expiration Date, Vicor will, upon the terms and subject to the conditions of the Offer, determine a single Purchase Price (which will be not more than the Maximum Purchase Price and not less than the Minimum Purchase Price) it will pay for Common Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Common Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by holders tendering Common Shares pursuant to Auction Tenders. Common Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at the Minimum Purchase Price for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Common Share of not more than the Maximum Purchase Price and not less than the Minimum Purchase Price that will enable Vicor to purchase the maximum number of Common Shares properly tendered, accepted for tender, and not properly withdrawn having an aggregate purchase price not exceeding $10 million. Common Shares properly tendered pursuant to an Auction Tender will only be taken up if the price specified in the Auction Tender is equal or less than the Purchase Price.

Promptly after determining the Purchase Price, Vicor will publicly announce the Purchase Price and all holders who have properly tendered and not properly withdrawn their Common Shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all Common Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tender described below.

The Purchase Price will be denominated in United States dollars and all payments to tendering holders under the Offer will be made in United States dollars.

Holders properly tendering Common Shares pursuant to Auction Tenders at the Minimum Purchase Price, and holders properly tendering Common Shares pursuant to Purchase Price Tenders can reasonably expect to have such Common Shares purchased at the Purchase Price if any Common Shares are purchased under the Offer (subject to provisions relating to “odd lot” priority, proration and conditional tender described below).

Common Shares acquired pursuant to the Offer will be acquired by Vicor free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Common Shares to holders of record on or prior to the date on which the Common Shares are taken up and paid for under the Offer shall be for the account of such holders. See Section 8.

The Offer is not conditioned upon obtaining financing or any minimum number of Common Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if the number of Common Shares properly tendered, accepted for tender, and not properly withdrawn would result in an aggregate purchase price of more than $10,000,000, we will purchase such Common Shares:

•	First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

•

properly tenders and does not properly withdraw all shares owned beneficially or of record by the Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all of the shares owned by an Odd Lot Holder will not qualify for this preference); and

•

completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and, if applicable, in the Notice of Guaranteed Delivery;

•

Second, from all holders who properly tender Common Shares at or below the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Common Shares (except for holders who tendered Common Shares conditionally for which the condition was not satisfied), until we have purchased Common Shares resulting in an aggregate purchase price of $10,000,000; and

•

Third, only if necessary to permit us to purchase Common Shares resulting in an aggregate purchase price of $10,000,000 million, from holders who properly tender Common Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, holders whose Common Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Common Shares prior to the Expiration Date.

As a result of the foregoing priorities applicable to the purchase of Common Shares tendered, it is possible all of the Common Shares a holder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Common Shares, it is possible none of those Common Shares will be purchased.

Odd Lots. The term “odd lots” means all shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person who owned, beneficially or of record, a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in his or her name and tenders such shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of his or her shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of Common Shares properly tendered, accepted for tender, and not properly withdrawn is required, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Common Shares and subject to conditional tenders described in Section 6, proration for each holder tendering Common Shares (other than a Odd Lot Holder) will be based on the ratio of the number of Common Shares properly tendered and not properly withdrawn by the holder to the total number of Common Shares properly tendered and not properly withdrawn by all holders (other than Odd Lot Holders) at or below the Purchase Price. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, holders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers. If the Offer is oversubscribed, Common Shares properly tendered at or below the Purchase Price will be subject to proration.

As described in Section 14, the number of Common Shares we will purchase from a holder pursuant to the Offer may affect the federal income tax consequences of the purchase to the holder and, therefore, may be relevant to a holder’s decisions whether or not to tender Common Shares and whether or not to condition any tender upon our purchase of a stated number of Common Shares held by such holder. The Letter of Transmittal affords each holder who tenders Common Shares registered in such holder’s name directly to the Depositary the opportunity to designate the order of priority in which Common Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Common Shares being purchased. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Common Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee holders and similar persons whose names, or the names of whose nominees, appear on Vicor’s Common Share holder list, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Common Shares.

Section	2. Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY’S BOARD OF DIRECTORS OR EXECUTIVE OFFICERS, THE INFORMATION AGENT, OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS, AND/OR SECURITIES BROKERS.

Our Board of Directors believes the purchase of Common Shares at current per share price levels is a prudent and appropriate use of the Company’s financial resources, given our current capitalization, cash balance, and operational profile. The Board of Directors also believes the use of the “Modified Dutch Auction” process is prudent and appropriate means of determining the Purchase Price and providing adequate liquidity to any investors whose trading ability may be constrained by the relatively low trading volume and small trading float of the Common Shares.

Holders with a longer-term investment horizon seeking to achieve a greater percentage of equity ownership in the Company will be able to do so by not participating in the Offer, which, if the Offer is completed, would result in those holders having a greater percentage ownership in Vicor.

Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer may permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, any Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in market transactions.

On March 7, 2013, Vicor announced the final results of its earlier tender offer, which commenced on November 26, 2012, and expired on March 1, 2013, by which the Company had offered to repurchase Common Shares, at a price no greater than $5.38 per share and no less than $4.30 per share, valued in aggregate up to $20 million. The Company accepted for purchase 2,031,995 of its Common Shares at a price of $5.38 per share for a total cost of approximately $10.9 million, excluding fees and expenses relating to the tender offer. The Common Shares purchased pursuant to the earlier tender offer represented approximately 6.8% of the 30,043,777 Common Shares issued and outstanding as of March 6, 2013.

Certain Effects of the Offer. Holders who do not tender their Common Shares in the Offer and holders who otherwise retain an equity interest in the Company as a result of a partial tender of Common Shares or proration will continue to be owners of the Company. As a result, if we complete the Offer, those holders consequently will realize an increase in their relative ownership interest in the Company and also will bear the attendant risks associated with owning our Common Shares. Holders may be able to sell non-tendered Common Shares in the future in the open market at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which a holder may be able to sell Common Shares in the future.

The Offer will reduce our trading float (i.e., the number of Common Shares owned by non-affiliated holders and available for trading in the securities markets), and is likely to reduce the number of our holders. The ownership of our Common Stock is concentrated between Dr. Patrizio Vinciarelli, the Company’s Chairman of the Board, President and Chief Executive Officer, and a limited number of institutional investors. As a result of the Offer, the proportional holdings of affiliates, notably Dr. Vinciarelli, and large institutional holders will increase. However, we believe completion of the Offer will not result in a change of control of the Company, nor do we believe the trading float will be reduced to a point at which the remaining Common Shares would not qualify for listing on NASDAQ.

Dr. Vinciarelli owned, as of March 20, 2013, 9,675,480 Common Shares, representing approximately 35% of our Common Shares outstanding. Dr. Vinciarelli owns 11,023,648 shares of our Class B Common Stock, representing 93.7% of such shares issued and outstanding. Because a share of Class B Common Stock, exchangeable into one Common Share, possesses 10 votes per share, Dr. Vinciarelli controls share voting power, on a fully-diluted basis, in excess of 82%. As such, Vicor is defined as a “Controlled Company” under NASDAQ rules and therefore exempt from certain governance requirements regarding independence and composition of certain committees of the Board of Directors.

Certain institutional investors have been long-term owners of our Common Stock. As of December 31, 2012, the most recent reporting date for institutional holders, the 10 largest institutional shareholders owned over 22% of our issued and outstanding shares and over 30% of our Common Shares. Accordingly, the trading float for our Common Stock and average daily trading volumes are relatively small, which can negatively impact investors’ ability to buy or sell shares of our Common Stock in a timely manner.

Common Shares we acquire pursuant to the Offer will be retained as treasury shares by us (unless and until our Board of Directors determines to retire or reissue such Common Shares). Such Common Shares will be held in treasury with the status of authorized Common Shares and will be available for us to reissue without further holder action for all purposes except as prohibited or limited by applicable law or the rules of NASDAQ. We have no current plans for the reissuance of Common Shares purchased pursuant to the Offer, but reserve the right to do so without notice.

The financial reporting for the purchase of Common Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Common Shares purchased plus the fees related to the Offer, as well as a corresponding reduction in total cash. The reduction in the number of Common Shares outstanding will be included in the computation of basic and diluted earnings per share.

Our Common Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Common Shares as collateral. We believe, following the purchase of Common Shares pursuant to the Offer, the Common Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Except as disclosed or incorporated by reference in this Offer to Purchase, Vicor currently has no plans, proposals or negotiations underway that relate to or would result in:

•	any material extraordinary transaction, such as a merger, reorganization or liquidation, involving Vicor or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of Vicor or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of Vicor;

•

any change in the present Board of Directors or management of Vicor, including, but not limited to, any plans or proposals to change the number or the term of members of our Board of Directors, or to fill any existing vacancies on the Board of Directors, or to change any material term of the employment contract of any executive officer;

•	any other material change in Vicor’s corporate structure or business;

•	any class of equity securities of Vicor becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on NASDAQ;

•	the suspension of Vicor’s obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition by any person of additional securities of Vicor, or the disposition by any person of securities of Vicor, other than purchases and dispositions related to the exercise of outstanding options to purchase Common Shares and the vesting of restricted stock units granted to certain employees (including members of our Board of Directors and executive officers); or

•

any changes in Vicor’s Certificate of Incorporation or Bylaws, in each case as currently in effect, or other governing instruments or other actions that could impede the acquisition of control of Vicor.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events (including, without limitation, opportunities to acquire or dispose of businesses). We reserve the right to change our plans and intentions at any time as we deem appropriate.

Section 3.	Procedures for Tendering Common Shares.

Proper Tender of Common Shares. For Common Shares to be tendered properly in the Offer:

•

the certificates for the Common Shares, or confirmation of receipt of the Common Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Date by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

•	the tendering holder must, prior to the Expiration Date, comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 5 to the Letter of Transmittal, each holder desiring to tender Common Shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Common Share at Which Common Shares are Being Tendered,” indicating the price at which Common Shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your Common Shares at the Minimum Purchase Price (YOU SHOULD UNDERSTAND THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PURCHASE PRICE.) A tender of Common Shares will be proper only if, among other things, one, and only one, of these boxes is checked on the Letter of Transmittal. Holders who tender Common Shares must specify whether they are making an Auction Tender or Purchase Price Tender.

If tendering holders wish to maximize the chance that their Common Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” Note this election is deemed to be a tender of Common Shares at the Minimum Purchase Price and could result in the tendered Common Shares being purchased at the Minimum Purchase Price. See Section 8 for recent market prices for the Common Shares.

If tendering holders wish to indicate a specific price at which their Common Shares are being tendered, they must check the box indicating such price under the section captioned “Auction Price Tenders: Price per Common Share at Which Common Shares are Being Tendered.” Tendering holders should be aware this election could mean that none of their Common Shares will be purchased if the price selected by the holder is higher than the Purchase Price. A holder who wishes to tender Common Shares at more than one price must complete a separate Letter of Transmittal for each price at which Common Shares are being tendered. The same Common Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Common Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Holders may contact the Depositary for additional instructions.

Holders holding Common Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their Common Shares. Holders who hold Common Shares through nominee holders are urged to consult their nominees to determine whether any charges may apply if holders tender Common Shares through such nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, if they wish to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Holders may tender Common Shares subject to the condition that all or a specified minimum number of Common Shares be purchased. Any holder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering holder’s responsibility to determine the minimum number of Common Shares to be purchased. HOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the Common Shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•

Common Shares are tendered for the account of a broker, dealer, commercial bank, or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the NASDAQ OMX Group, Inc., Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

If a certificate for Common Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Common Shares not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Common Shares (or a timely confirmation of the book-entry transfer of the Common Shares into the Depositary’s account at DTC, as described below), a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for Common Shares, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering holder. Common Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery. The Depositary will establish an account with respect to the Common Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Common Shares by causing DTC to transfer those Common Shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Common Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the Common Shares cannot be effected prior to the Expiration Date.

The confirmation of a book-entry transfer of Common Shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering Common Shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Vicor may enforce such agreement against that participant.

Guaranteed Delivery. If a holder desires to tender Common Shares in the Offer and the holder’s Common Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, the Common Shares may still be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•

the Depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Vicor has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•

the certificates for all tendered Common Shares, in proper form for transfer (or confirmation of book-entry transfer of the Common Shares into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Holders may contact the Information Agent or their broker for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase.

Stock Options. Options to purchase Common Shares cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options through the Company’s Stock Plan Administrator, E*TRADE Financial Corporation, in accordance with the terms of our share-based compensation plans and the Company’s policies and practices, and tender the Common Shares received upon such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the Common Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases by Vicor described in Section 1. We strongly encourage option holders to discuss the Offer with their own tax advisor, financial advisor and/or securities broker.

Please be advised it is the option holder’s responsibility to tender Common Shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of Common Shares issued pursuant to vested stock options in a time period sufficient to allow tender of those Common Shares prior to the Expiration Date. Accordingly, we suggest you exercise your vested options and satisfy the exercise price for such Common Shares in accordance with the terms of the related stock option plan and option agreement and Company policies and practices at least four business days prior to the Expiration Date (which, unless the Offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 4:00 p.m., New York City time, on April 16, 2013).

Return of Unpurchased Common Shares. If any tendered Common Shares are not purchased, or if less than all Common Shares evidenced by a holder’s certificates are tendered, certificates for unpurchased Common Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Common Shares, or, in the case of Common Shares tendered by book-entry transfer at DTC, the Common Shares will be credited to the appropriate account maintained by the tendering holder at DTC, in each case without expense to the holder.

U.S. Federal Income Tax Backup Withholding. Under the federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a tendering holder or other payee who is a U.S. Holder pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the tendering holder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct or otherwise establishes an exemption. Therefore, each tendering holder that is a U.S. Holder (as defined in Section 14) should complete and sign the Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless the holder otherwise establishes to the satisfaction of the Depositary that the holder is not subject to backup withholding. If a U.S. Holder does not provide the Depositary with the correct taxpayer identification number, the U.S. Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section 14)) are not subject to backup withholding. In order for a Non-U.S. Holder (other than a partnership) to qualify as an exempt recipient, that holder must submit an IRS Form W-8BEN, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that holder’s exempt status. See Instruction 2 to the Letter of Transmittal.

Information reporting to the IRS may also apply to proceeds from the Offer.

Holders are urged to consult with their own tax advisors regarding information reporting and possible qualifications for exemption from backup withholding tax and the procedure for obtaining any applicable exemption.

For a more complete discussion of federal income tax consequences to tendering holders, see Section 14.

Determination of Validity; Rejection of Common Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Common Shares to be accepted, the Purchase Price to be paid for Common Shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Common Shares will be determined by Vicor, in its sole discretion, and will be final and binding on all parties. Vicor reserves the absolute right to reject any or all tenders of any Common Shares it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company’s counsel, be unlawful. Vicor also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered Common Shares. Vicor also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Common Shares, whether or not Vicor waives similar defects or irregularities in the case of any other holder. No tender of Common Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder or waived by Vicor. Vicor will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Common Shares. None of Vicor, the Depositary, the Information Agent, or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Holder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Common Shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which Common Shares are accepted by lot, such person has a “net long position” (i.e., more Common Shares held in long positions than in short positions) in (1) a number of Common Shares equal to or greater than the amount tendered and will deliver or cause to be delivered such Common Shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of Common Shares (“Equivalent Securities”) equal to or greater than the number of Common Shares tendered and, upon the acceptance of such tender, will acquire such Common Shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such Common Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Common Shares made pursuant to any method of delivery set forth herein will constitute the tendering holder’s acceptance of the terms and conditions of the Offer, as well as the tendering holder’s representation and warranty to us that (i) such holder has a “net long position” in a number of Common Shares or Equivalent Securities at least equal to the Common Shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of Shares complies with Rule 14e-4. Our acceptance for payment of Common Shares tendered in the Offer will constitute a binding agreement between the tendering holders and us upon the terms and subject to the conditions of the Offer, including the foregoing representations and warranties of the tendering holders.

Lost or Destroyed Certificates. If any certificate representing Common Shares has been lost or destroyed, the holder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase. The holder will then be instructed as to the steps that must be taken in order to replace the certificate(s) or to submit an affidavit of lost or destroyed certificate(s) and agreement of indemnity. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Holders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Certificates for Common Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Vicor or the Information Agent. Any certificates delivered to Vicor or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

Section 4.	Withdrawal Rights.

Common Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Date. In addition, unless Vicor has already accepted your tendered Common Shares for payment, you may withdraw your tendered Common Shares at any time after 11:59 P.M., New York City time, on May 16, 2013. Except as otherwise provided in this Section 4, tenders of Common Shares pursuant to the Offer are irrevocable.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering holder, the number of Common Shares to be withdrawn and the name of the registered holder of the Common Shares to be withdrawn, if different from the person who tendered the Common Shares. A holder who has tendered Common Shares at more than one price must complete a separate notice of withdrawal for Common Shares tendered at each price. If the certificates for Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering holder also must submit the serial numbers shown on those particular certificates for Common Shares to be withdrawn and, unless an Eligible Institution has tendered those Common Shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Common Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Common Shares and must otherwise comply with DTC’s procedures.

Withdrawals may not be rescinded, and any Common Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, properly withdrawn Common Shares may be re-tendered prior to the Expiration Date by again following one of the procedures described in Section 3.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by Vicor, in its sole discretion, and will be final and binding on all parties. Vicor reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of Common Shares by any holder, whether or not Vicor waives similar defects or irregularities in the case of any other holder. None of Vicor, the Depositary, the Information Agent, or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

If Vicor extends the Offer, is delayed in its purchase of Common Shares, or is unable to purchase Common Shares pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered Common Shares on behalf of Vicor, and such Common Shares may not be withdrawn, except to the extent tendering holders are entitled to withdrawal rights as described in this Section 4.

Section 5.	Purchase of Common Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for Common Shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of Common Shares so tendered and the prices specified by tendering holders, and (2) accept for payment and pay an aggregate purchase price of up to $10 million for Common Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Common Shares properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Common Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per Common Share for all of the Common Shares accepted for payment pursuant to the Offer promptly after the Expiration Date. In all cases, payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for Common Shares, or a timely book-entry confirmation of the deposit of Common Shares into the Depositary’s account at DTC, (2) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal) including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

We will pay for Common Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for the Common Shares with the Depositary, which will act as agent for tendering holders for the purpose of receiving payment from us and transmitting payment to the tendering holders.

In the event of proration, we will determine the proration factor and pay for those tendered Common Shares accepted for payment promptly after the Expiration Date. Certificates for all Common Shares tendered and not purchased, including all Common Shares tendered at prices in excess of the Purchase Price and Common Shares not purchased due to proration or conditional tenders, will be returned or, in the case of Common Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Common Shares, to the tendering holder at our expense promptly after the Expiration Date or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Common Shares pursuant to the Offer. See Section 7.

In addition, subject to applicable law, we have expressly reserved the right, in our sole discretion, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in the Offer or by decreasing or increasing the number of Shares sought in the Offer. See Section 15.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Common Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Common Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.

Section 6.	Conditional Tender of Common Shares.

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the Common Shares purchased pursuant to the Offer. As discussed in Section 14, the number of Common Shares to be purchased from a particular holder may affect the federal income tax treatment of the purchase to the holder and the holder’s decision whether to tender. The conditional tender alternative is made available for holders seeking to take steps to have Common Shares sold pursuant to the Offer treated as a sale or exchange of such Common Shares by the holder, rather than a distribution to the holder, for federal income tax purposes. Accordingly, a holder may tender Common Shares subject to the condition that all or a specified minimum number of the holder’s Common Shares tendered must be purchased if any Common Shares tendered are purchased. Any holder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering holder’s responsibility to calculate the minimum number of Common Shares that must be purchased from the holder in order for the holder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Holders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any holder tendering Common Shares.

Any tendering holder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Common Shares that must be purchased if any are to be purchased. After the Expiration Date, if the number of Common Shares properly tendered and not properly withdrawn pursuant to Auction Tender at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tender would result in an aggregate purchase price of more than $10 million, so that we must prorate our acceptance of and payment for tendered Common Shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all Common Shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of Common Shares to be purchased from any tendering holder below the minimum number specified by that holder, the Common Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph).

After giving effect to these withdrawals, we will accept the remaining Common Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If the withdrawal of conditional tenders would cause the total number of Common Shares to be purchased to fall below an aggregate Purchase Price of $10 million, then, to the extent feasible, we will select enough of the Common Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Common Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular holder as a single lot, and will limit our purchase in each case to the designated minimum number of Common Shares to be purchased. To be eligible for purchase by random lot, holders whose Common Shares are conditionally tendered must have properly tendered all of their Common Shares.

All Common Shares tendered by a holder subject to a conditional tender and withdrawn as a result of proration and not otherwise purchased will be returned at our expense to the tendering holder promptly after the Expiration Date.

Section 7.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Common Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for, Common Shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Date any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

•

no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Common Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the Common Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Common Shares;

•

our acceptance for payment, purchase or payment for any Common Shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•

no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Common Shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the Common Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•

no general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

•

no commencement or escalation, on or after March 21, 2013, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism involving the United States or any other jurisdiction in which Vicor or any of our subsidiaries have an office;

•

no decrease of more than 10% in the market price for the Common Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on March 20, 2013, shall have occurred;

•

no change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, holders’ equity, condition (financial or otherwise), operations, results of operations or prospects of Vicor and our subsidiaries, taken as a whole, on the value of or trading in the Common Shares, on our ability to consummate the Offer or on the benefits of the Offer to us, shall have occurred;

•

no change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change in the business, properties, assets, liabilities, capitalization, holders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Vicor or any of our subsidiaries that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Vicor and our subsidiaries, taken as a whole, on the value of or trading in the Common Shares, on our ability to consummate the Offer or on the benefits of the Offer to us, shall have occurred;

•

no tender or exchange offer for any or all of our outstanding Common Shares (other than the Offer) shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed;

•

no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer, shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; and

•

we shall have determined the completion of the Offer and the purchase of the Common Shares pursuant to the Offer would be likely, in our reasonable judgment, to cause the Common Shares to be (1) held by less than 300 persons, (2) delisted from NASDAQ, or (3) eligible for deregistration under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties except as finally determined in a subsequent judicial proceeding if Vicor’s determinations are challenged by a holder.

Section 8.	Price Range of Common Shares; Dividends.

Our Common Shares are listed for trading on NASDAQ under the symbol “VICR.” The following table sets forth, for each of the fiscal quarters indicated, the high and low closing prices per Common Share as reported on NASDAQ and cash dividends declared on a per share basis.

	High	Low	Cash Dividend Declared Per Share (1)
Fiscal Year ended December 31, 2011
First Quarter	$17.58	$14.05	$0.00
Second Quarter	$17.40	$14.81	$0.00
Third Quarter	$16.74	$8.15	$0.15
Fourth Quarter	$10.69	$7.00	$0.00
Fiscal Year ended December 31, 2012
First Quarter	$10.42	$7.50	$0.00
Second Quarter	$8.39	$5.78	$0.00
Third Quarter	$7.41	$5.93	$0.00
Fourth Quarter	$6.87	$5.00	$0.00
Fiscal Year ending December 31, 2013
First Quarter (through March 20, 2013)	$5.85	$4.72	$0.00

(1)	Per share calculation based on the sum of Common Shares and shares of Class B Common Stock outstanding as of the declaration of the cash dividend.

On March 15, 2013, the last trading day prior to the announcement of our intention to conduct the Offer, the reported closing price of the Common Shares on NASDAQ was $4.77 per Common Share. On March 20, 2013, the last trading day prior to the commencement of the Offer, the reported closing price of the Common Shares on NASDAQ was $4.80 per Common Share. You are urged to obtain current market quotations for the Common Shares before deciding whether, and at what price or prices, to tender your Common Shares pursuant to the Offer.

Section 9.	Source and Amount of Funds.

The Offer is not subject to a financing contingency. Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the Common Shares, together with related fees and expenses, to be approximately $10,100,000. Vicor will fund any purchase of Common Shares pursuant to the Offer, including the related fees and expenses, from available cash.

Section 10.	Certain Information Concerning the Company.

The Company. Vicor designs, develops, manufactures and markets modular power components, power management and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher performance, higher power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets. In addition to its operations in the United States, Vicor has operations in Europe, Japan and China. We recently established a sales and customer support presence in India.

Available Information. We are subject to the informational filing requirements of the Exchange Act and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning members of our Board of Directors and executive officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our holders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov offering access to reports, proxy and information statements and other information regarding registrants filing electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also visit the Investor Relations pages of the Company’s website (located at www.vicorpower.com) to access our SEC filings, including the Schedule TO and related documents, as well as the filings “incorporated by reference” shown immediately below.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed on March 7, 2013.

•	Current Reports on Form 8-K, as filed on March 4 and March 8, 2013.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above, as well as from the Investor Relations page of the Company’s website at www.vicorpower.com. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

Georgeson Inc.

599 Lexington Avenue

New York, NY 10022

All Shareholders Call Toll Free: (888) 605-7561

Section 11.	Interests of Members of Our Board of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Shares.

Common Shares Outstanding. As of March 7, 2013, we had 28,011,782 issued and outstanding Common Shares. Since the Purchase Price will only be determined after the Expiration Date, the number of Common Shares purchased in the Offer will not be known until after that time. If the Purchase Price is determined to be the Minimum Purchase Price under the Offer, the maximum number of Common Shares purchased under the Offer will be 2,500,000. Assuming the Offer is fully subscribed, if the Purchase Price is determined to be the Maximum Purchase Price, the minimum number of Common Shares purchased under the Offer will be 2,000,000. The maximum of 2,500,000 Common Shares the Company is offering to purchase under the Offer represents approximately 8.9% of the total number of Common Shares issued and outstanding as of March 20, 2013. Assuming the Offer is fully subscribed, the minimum of 2,000,000 Common Shares that the Company is offering to purchase under the Offer represents approximately 7.1% of the total number of Common Shares issued and outstanding as of March 7, 2013.

Interests of Members of Our Board of Directors and Executive Officers. As of March 7, 2013, members of our Board of Directors and our executive officers as a group (15 persons) beneficially owned an aggregate of 22,123,403 Common Shares and shares of Class B Common Stock, representing 55.4% of the total number of outstanding Common Shares and shares of Class B Common Stock as determined in accordance with Exchange Act Rule 13d-3. Dr. Vinciarelli owned, as of March 7, 2013, 9,675,480 Common Shares, representing approximately 34.5% of our Common Shares outstanding. Dr. Vinciarelli also owned, as of March 7, 2013, 11,023,648 shares of our Class B Common Stock, representing 93.7% of such shares issued and outstanding.

The following tables set forth as of March 7, 2013 (i) the aggregate number and percentage of Common Shares and shares of Class B Common Stock beneficially owned (as determined under Exchange Act Rule 13d-3) by each person who owns (to our knowledge and based on the most current Schedule 13Ds and 13Gs filed with the SEC for each such person) more than 5% of our outstanding Common Shares and shares of Class B Common Stock, and (ii) the aggregate number of Common Shares and shares of Class B Common Stock beneficially owned (as determined under Exchange Act Rule 13d-3) by each member of our Board of Directors and our executive officers, and as a group. For purposes of these tables, and in accordance with SEC rules, Common Shares and shares of Class B Common Stock are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest or direct the divestment of the securities. A person is also considered to beneficially own Common Shares or shares of Class B Common Stock he or she has the right to acquire within 60 days after March 7, 2013, in accordance with Exchange Act Rule 13d-3.

The business address of each member of our Board of Directors and executive officers is c/o Vicor Corporation, 25 Frontage Road, Andover, MA 01810.

(i) Owners of More than 5% of Our Class A Shares and Common Shares

Name of Beneficial Owner (1)	Total Number of Shares Beneficially Owned (2) (3)		Percent of Common Stock Beneficially Owned	Percent of Class B Common Stock Beneficially Owned	Percent of Voting Power
Patrizio Vinciarelli	20,699,128		34.5%	93.7%	82.2%
Estia J. Eichten	1,177,597	(4)	1.7%	5.9%	5.1%
Manatuck Hill Partners, LLC (5) 1465 Post Road East Westport, CT 06880	1,996,238		7.1%	*	1.4%
BlackRock, Inc. (6) 40 East 52nd Street New York, NY 10022	1,565,509		5.2%	*	1.1%

(1)	The address for each of the persons named in the table, but not specified therein, is: c/o Vicor Corporation, 25 Frontage Road, Andover, MA 01810.

(2)	Includes shares issuable upon the exercise of options to purchase Common Stock of the Corporation that are exercisable or will become exercisable on or before March 7, 2013 in the following amounts:

Name of Beneficial Owner	Shares
Estia J. Eichten	5,873

(3)	The calculation of the total number of shares of Common Stock beneficially owned includes the following: for Dr. Vinciarelli, 11,023,648 shares of Class B Common Stock; for Mr. Eichten, 690,700 shares of Class B Common Stock; and for all Directors and executive officers as a group, 11,714,348 shares of Class B Common Stock.
(4)	Includes 8,750 shares of Common Stock beneficially owned by Mr. Eichten’s spouse as to which Mr. Eichten disclaims beneficial ownership. In addition, includes 71,945 shares of Common Stock held by the Belle S. Feinberg Memorial Trust of which Mr. Eichten is a trustee. Mr. Eichten disclaims beneficial ownership of the shares of Common Stock held by the Belle S. Feinberg Memorial Trust.
(5)	Information reported is based upon a Form 13G filed on February 14, 2013, reflecting holdings as of December 31, 2012. All shares are held by Manatuck Hill Partners, LLC, which holds sole voting and dispositive power with regard to such shares. We have not made any independent determination as to the beneficial ownership of such holder and are not restricted in any determination we may make by reason of inclusion of such holder or its shares in this table.
(6)	Information reported is based upon a Form 13G filed on January 30, 2013, reflecting holdings as of December 31, 2012. All shares are held by BlackRock, Inc., which holds sole voting and dispositive power with regard to such shares. We have not made any independent determination as to the beneficial ownership of such holder and are not restricted in any determination we may make by reason of inclusion of such holder or its shares in this table.

(ii) Ownership of Directors and Executive Officers

Name of Beneficial Owner (1)	Total Number of Shares Beneficially Owned (2) (3)		Percent of Common Stock Beneficially Owned	Percent of Class B Common Stock Beneficially Owned	Percent of Voting Power
Patrizio Vinciarelli	20,699,128		34.5%	93.7%	82.2%
Estia J. Eichten	1,177,597	(4)	1.7%	5.9%	5.1%
David T. Riddiford	102,845	(5)	*	*	*
Barry Kelleher	26,130		*	*	*
Samuel J. Anderson	21,744		*	*	*
Richard E. Zengilowski	10,560		*	*	*
James A. Simms	25,873		*	*	*
Claudio Tuozzolo	5,873		*	*	*
Jason L. Carlson	17,873		*	*	*
Liam K. Griffin	14,873		*	*	*
All Directors and executive officers as a group (15 persons)	22,143,403		37.0%	99.6%	87.5%

*	Less than 1%
(1)	The address for each of the persons named in the table, but not specified therein, is: c/o Vicor Corporation, 25 Frontage Road, Andover, MA 01810.

(2)	Reflects ownership of Common Shares and Class B Common Stock, as well as shares issuable upon the exercise of options to purchase Common Stock of the Corporation that are exercisable or will become exercisable on or before March 7, 2013, in the following amounts:

Name of Beneficial Owner	Shares
Estia J. Eichten	5,873
David T. Riddiford	5,873
Barry Kelleher	23,873
Samuel J. Anderson	5,873
Richard E. Zengilowski	10,000
James A. Simms	25,873
Claudio Tuozzolo	5,873
Jason L. Carlson	17,873
Liam K. Griffin	14,873

(3)	The calculation of the total number of shares of Common Stock beneficially owned includes the following: for Dr. Vinciarelli, 11,023,648 shares of Class B Common Stock; for Mr. Eichten, 690,700 shares of Class B Common Stock; and for all Directors and executive officers as a group, 11,714,348 shares of Class B Common Stock.

Recent Securities Transactions. Based on our records and on information provided to us by members of our Board of Directors and our executive officers, affiliates and subsidiaries, none of the Company nor any of the members of our Board of Directors or our executive officers, affiliates and subsidiaries have effected any transactions involving our Common Shares during the 60 days prior to March 7, 2013.

Stock Purchase Option Awards. The Company has awarded grants of options for the purchase of shares of Common Stock under the Vicor Corporation 1993 Stock Option Plan, the Vicor Corporation 1998 Stock Option and Incentive Plan, and the Vicor Corporation Amended and Restated 2000 Stock Option and Incentive Plan (the “Vicor 2000 Plan)” (collectively, the “Vicor Plans”). All of the Vicor Plans have been approved by our Stockholders. As March 7, 2013 (the end of the most recently completed fiscal year), the Company is authorized to grant awards with respect to an additional 2.1 million Common Shares under the Vicor Plans. The exercise price of stock options for the purchase of Common Shares is generally set at the closing price of the Common Shares on NASDAQ on the effective date of the award. In certain circumstances, the exercise price may be set at a higher level to provide for additional performance incentives. Under the Vicor 2000 Plan, two types of options are authorized: those with time-based vesting (“Non-Performance Options”) and those for which vesting is based on the Company reaching certain financial objectives. The Non-Performance Options generally vest over various periods of up to five years and may be exercised for up to 10 years from the date of award, which is the maximum contractual term. Performance-Based Options vest upon the achievement of certain quarterly revenue targets by the Company’s Brick Business Unit, and may also be exercised for up to 10 years from the date of grant. Stock options also have been granted to all members of our Board of Directors, with the exception of Dr. Vinciarelli, in accordance with the terms of the Vicor 2000 Plan.

General. Except as otherwise described or incorporated by reference in this Offer to Purchase, the Schedule TO or the Company’s most recent proxy statement, and except for the share-based compensation plans, which are described in Note 3 to the financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which descriptions are incorporated herein by reference, and the agreements described above, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, members of our Board of Directors or executive officers is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Section 12.	Effects of the Offer on the Market for Common Shares; Registration under the Exchange Act.

The purchase by the Company of Common Shares pursuant to the Offer will reduce the number of Common Shares that might otherwise be traded publicly and is likely to reduce the number of holders. As a result, trading of a relatively small volume of the Common Shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe there will be a sufficient number of Common Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Common Shares. Based upon published guidelines of NASDAQ, we do not believe our purchase of Common Shares under the Offer will cause the number of remaining Common Shares outstanding to fall below a number causing delisting from NASDAQ. The Offer is conditioned upon, among other things, our determination the consummation of the Offer and the purchase of Common Shares will not cause the Common Shares to be delisted from NASDAQ. See Section 7.

Our Common Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Common Shares as collateral. We believe, following the purchase of Common Shares under the Offer, the Common Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The Common Shares are registered under the Exchange Act, which requires, among other things, the Company to furnish certain information to our holders and the SEC and to comply with the SEC’s proxy rules in connection with meetings of our holders. We believe our purchase of Common Shares under the Offer pursuant to the terms of the Offer will not result in the Common Shares becoming eligible for deregistration under the Exchange Act.

It is a condition of our obligation to purchase Common Shares pursuant to the Offer, as a result of the consummation of the Offer, there not be a reasonable likelihood the Common Shares will be held by less than 300 persons or the Common Shares will be eligible for deregistration under the Exchange Act.

Section 13.	Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of Common Shares as contemplated pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, required for our acquisition or ownership of Common Shares as contemplated by the Offer. If any such approval were required, we cannot predict whether we would be required to delay the acceptance for payment of or payment for Common Shares tendered in the Offer pending such approval or other action. There can be no assurance any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Common Shares are subject to the satisfaction of certain conditions. See Section 7.

Section 14.	Material U.S. Federal Income Tax Consequences.

The following discussion is a summary of material U.S. federal income tax consequences to our holders of an exchange of Common Shares for cash pursuant to the Offer. This discussion is general in nature and does not discuss all aspects of federal income taxation that may be relevant to a particular holder in light of the holder’s particular circumstances, or to certain types of holders subject to special treatment under federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, U.S. Holders as defined below, whose “functional currency” is not the United States dollar, partnerships or other entities treated as partnerships or pass-through entities for federal income tax purposes (or their investors or beneficiaries), persons holding Common Shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, certain expatriates or former long-term residents of the United States, personal holding companies or stockholders that own, or are deemed to own, more than 5% of our Common Shares). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any tax considerations (e.g., estate or gift tax) other than federal income tax considerations, that may be applicable to particular holders. Further, this summary assumes that holders hold their shares as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and generally assumes that they did not receive their Common Shares through the exercise of employee stock options or otherwise as compensation. In addition, the discussion assumes the provisions of Section 5881 of the Code are not applicable to any payments made pursuant to the Offer.

If a partnership or other entity treated as a partnership for federal income tax purposes holds Common Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Common Shares and partners in such partnership should consult their own tax advisors about the federal income tax consequences of an exchange of Common Shares for cash pursuant to the Offer.

This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

We have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the Offer or that any such position would not be sustained.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is for U.S. federal income tax purposes (1) an individual citizen or resident alien of the United States, (2) a corporation (or other entity taxed as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is not (i) a U.S. Holder and (ii) a partnership or other entity classified as a partnership for federal income tax purposes.

EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.

Consequences to U.S. Holders. An exchange of Common Shares for cash pursuant to the Offer will generally be treated as either a taxable sale or exchange or as a taxable distribution with respect to such shares.

If the receipt of cash by a U.S. Holder in exchange for the tender of Common Shares pursuant to the Offer is treated as a sale or exchange (as described below) of such Common Shares for federal income tax purposes, the U.S. Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the U.S. Holder for such Common Shares and (2) the U.S. Holder’s “adjusted tax basis” for such Common Shares at the time of the sale. Generally, a U.S. Holder’s adjusted tax basis for the Common Shares will be equal to the cost of the Common Shares to the U.S. Holder, decreased (but not below zero) by the amount of any distributions treated as a tax-free return of capital. This gain or loss will be characterized as long-term capital gain or loss if the U.S. Holder’s holding period for the Common Shares that were sold exceeds one year as of the date we are treated as purchasing the Common Shares in the Offer for federal income tax purposes. A U.S. Holder that is an individual, trust or estate is generally eligible for a reduced rate of federal income tax on long-term capital gain. A U.S. Holder’s ability to deduct capital losses may be limited. A U.S. Holder must calculate gain or loss separately for each block of Common Shares (generally, Common Shares acquired at the same cost in a single transaction) we purchase from the U.S. Holder under the Offer.

A U.S. Holder’s exchange of Common Shares for cash pursuant to the Offer will be treated as a sale or exchange of the Common Shares for federal income tax purposes pursuant to Section 302 of the Code if the sale:

•	results in a “complete termination” of the stockholder’s stock interest in us under Section 302(b)(3) of the Code;

•	is a “substantially disproportionate” redemption with respect to the stockholder under Section 302(b)(2) of the Code; or

•	is “not essentially equivalent to a dividend” with respect to the stockholder under Section 302(b)(1) of the Code.

In determining whether any of these tests have been met, a U.S. Holder must take into account not only the stock that the holder actually owns, but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under these constructive ownership rules, a holder will be considered to own those shares of stock owned, directly or indirectly, by certain members of the holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the holder has an equity interest, as well as shares of stock the holder has an option to purchase. U.S. Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules.

One of the following tests must be satisfied with respect to the U.S. Holder in order for the exchange of Common Shares for cash to be treated as a sale or exchange by that holder for federal income tax purposes. Due to the factual nature of these tests, holders should consult their tax advisors to determine whether the purchase of their Common Shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.

A distribution to a holder will result in a “complete termination” of the holder’s equity interest in us if either (1) all of the shares of stock in us actually and constructively owned by the holder are exchanged for cash pursuant to the Offer or (2) all of the shares of stock in us actually owned by the holder are exchanged for cash pursuant to the Offer and the holder is eligible to waive, and effectively waives, the attribution of shares of stock in us constructively owned by the holder in accordance with the procedures described in Section 302(c)(2) of the Code. A U.S. Holder may also satisfy the “complete termination” test if, in the same transaction, some of its shares of stock in us are redeemed and all of the remainder of its shares of stock in us are sold or otherwise transferred to a third party so that after the transaction the U.S. Holder no longer owns (actually or constructively) any shares of stock in us. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisors concerning the mechanics and desirability of such a waiver.

A distribution to a holder will be “substantially disproportionate” if the percentage of the outstanding shares of stock in us actually and constructively owned by the holder immediately following the exchange of Common Shares for cash pursuant to the Offer is less than 80% of the percentage of the outstanding shares of stock in us actually and constructively owned by the holder immediately before the exchange (treating as outstanding all Common Shares purchased in the Offer from the particular holder and all other holders).

A distribution to a holder is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the holder’s stock interest in us. Whether a holder meets this test will depend on the holder’s particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a holder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” Holders should consult their tax advisors as to the application of this test to their particular circumstances.

Each holder should be aware that because proration may occur in the Offer, even if all the shares of stock in us actually and constructively owned by a holder are tendered pursuant to the Offer, fewer than all of the Common Shares tendered may be purchased by us unless the tendering holder has made a conditional tender. Thus, proration may affect whether the surrender by a holder pursuant to the Offer will meet any of the three tests under Section 302 of the Code. Furthermore, contemporaneous dispositions or acquisitions of Common Shares by a U.S. Holder or related individuals or entities (whether or not part of the 2,031,995 Common Shares tendered in the Company’s tender offer that expired March 1, 2013) may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302(b) of the Code has been satisfied or whether the exchange of Common Shares for cash is pursuant to a plan the purpose or effect of which is a series of redemptions resulting in a distribution that (in the aggregate) is not substantially disproportionate with respect to the holder. Holders should consult their tax advisors as to the possible application of this “step transaction” test to their particular circumstances.

If a U.S. Holder’s receipt of cash attributable to an exchange of Common Shares for cash pursuant to the Offer does not meet one of the tests of Section 302 of the Code described above, then the full amount of cash received by the U.S. Holder with respect to our purchase of Common Shares under the Offer will be treated as a distribution to the U.S. Holder with respect the U.S. Holder’s Common Shares and will be treated as ordinary dividend income to the U.S. Holder to the extent of such holder’s ratable share of our current or accumulated earnings and profits as determined under federal income tax principles. Provided certain holding period requirements and other conditions are satisfied, non-corporate U.S. Holder generally will be subject to federal income tax at a maximum rate of 20% with respect to dividends received on or after January 1, 2013. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the U.S. Holder’s adjusted tax basis in the Common Shares exchanged in the Offer. Any amount remaining after the U.S. Holder’s adjusted tax basis has been reduced to zero will be taxable to the U.S. Holder as capital gain realized on the sale or exchange of such Common Shares. The redeemed holder’s basis in the redeemed Common Shares (after any reduction as noted above) will be allocated to other shares of stock in us held by the redeemed holder. A dividend received by a corporate U.S. Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate holders should consult their own tax advisors regarding (1) whether a dividends-received deduction will be available to them, and (2) the application of Section 1059 of the Code to the ownership and disposition of their Common Shares.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes dividends, and net gains from the disposition of stock, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult their tax advisor regarding the applicability of the Medicare tax to its income and gains in respect to an exchange of their Common Shares for cash.

Consequences to Non-U.S. Holders. Gain realized by a Non-U.S. Holder on an exchange of Common Shares for cash pursuant to the Offer generally will not be subject to federal income tax if the exchange is treated as a sale or exchange for tax purposes pursuant to the tests of Section 302 of the Code described above unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the

United States (and, if an applicable income tax treaty applies, the gain is attributable to a United States permanent establishment maintained by such Non-U.S. Holder), (2) in the case of gain realized by a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, (3) our Common Shares that are exchanged constitute a United States real property interest, or (4) the Non-U.S. Holder does not qualify for an exemption from backup withholding, as discussed in Section 3.

Non-U.S. Holders described in clause (1) above will be subject to federal income tax on a net income basis at applicable graduated federal income tax rates in much the same manner as if such holder were a resident of the United States, and in the case of a corporate Non-U.S. Holder, such Non-U.S. Holder may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. An individual described in clause (2) above will be taxed on his or her gains at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of such Non-U.S. Holder provided that such Non-U.S. Holder has timely filed federal income tax returns with respect to such losses.

Our Common Shares will constitute a United States real property interest with respect to a Non-U.S. Holder if we are or have been a “United States real property holding corporation” for federal income tax purposes at any time during the shorter of (i) the period during which the Non-U.S. Holder held such shares or (ii) the five-year period ending on the date the Non-U.S. Holder exchanges such Common Shares pursuant to the Offer. We do not believe we have been a United States real property holding corporation during the five-year period preceding the sale pursuant to the Offer.

If a Non-U.S. Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-U.S. Holder with respect to our purchase of Common Shares under the Offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s Common Shares, rather than as an amount received in a sale or exchange of such Common Shares. Because satisfaction of the Section 302 tests is dependent on matters of fact, the Depositary, or other withholding agent, will presume, for withholding purposes, that all amounts paid to Non-U.S. Holders in exchange for their Common Shares are distributions, unless a Non-U.S. Holder provides to the Depositary, or other withholding agent, evidence satisfactory to the Depositary, or other withholding agent, that such amounts will be considered to be received in a sale or exchange pursuant to the provisions of Section 302 of the Code. The treatment, for federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or a capital gain from the sale of Common Shares, and the reallocation of the basis of the redeemed Common Shares, will be determined in the manner described above (see “— Consequences to U.S. Holders”). To the extent that amounts received by a Non-U.S. Holder with respect to our purchase of Common Shares under the Offer are treated as dividends and not as tax-free returns of capital or capital gains distributions, such dividends will generally be subject to withholding of federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty, unless such dividends are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. If any amount is withheld and the Non-U.S. Holder is not liable for such amount of tax, such Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Amounts treated as dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, that are attributable to a permanent establishment in the United States, are not subject to the federal withholding tax, but generally are instead taxed in the manner applicable to U.S. Holders, as described above. In that case, we will not have to withhold federal withholding tax if the Non-U.S. Holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. See Section 3 “Procedures For Tendering Shares” with respect to the application of federal income tax withholding to payments made to Non-U.S. Holders.

Federal Income Tax Backup Withholding. See Section 3 “Procedures For Tendering Common Shares” with respect to the federal income tax backup withholding requirements.

THIS DISCUSSION IS GENERAL IN NATURE AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF THE STOCKHOLDER’S PARTICULAR CIRCUMSTANCES, OR TO CERTAIN TYPES OF HOLDERS SUBJECT TO SPECIAL TREATMENT UNDER U.S. FEDERAL INCOME TAX LAWS. YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

Section 15.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Common Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Common Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Common Shares, upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Common Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires we must pay the consideration offered or return the Common Shares tendered promptly after termination or withdrawal of the Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered pursuant to the Offer to holders or by decreasing or increasing the number of Common Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to holders in a manner reasonably designed to inform holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through Marketwire, Incorporated, or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•	we increase or decrease the price to be paid for Common Shares; or

•	we decrease the number of Shares being sought in the Offer, or increase the number of Shares being sought in the Offer by more than 2% of our outstanding Common Shares; and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to holders in the manner specified in this Section 15, then, in each case, the Offer will be extended until the expiration of the period of 10 business days, from, and including, such date. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

Section 16.	Fees and Expenses.

We have retained Computershare Trust Company, N.A. (“Computershare”), to act as Depositary in the Offer. As Depositary, Computershare will collect tenders, tabulate the applicable payments and issue out proceeds/unaccepted shares accordingly. Computershare in its capacity as Depositary, will receive reasonable and customary compensation for the respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We have retained Georgeson Inc. to act as Information Agent in connection with the Offer. The Information Agent, among other duties, may contact holders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee holders to forward materials relating to the Offer to beneficial owners. Georgeson, in its capacity as Information Agent, will receive reasonable and customary compensation for the respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Depositary and the Information Agent, as described above) for soliciting tenders of Common Shares pursuant to the Offer. Holders holding Common Shares through brokers, dealers or other nominee holders are urged to consult the brokers, dealers or other nominee holders to determine whether transaction costs may apply if holders tender Common Shares through the brokers, dealers or other nominee holders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Common Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of the Depositary or the Information Agent, for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Common Shares, except as otherwise provided in Section 5 hereof.

Section 17.	Miscellaneous.

We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Common Shares residing in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

After completing the Offer, we may consider various forms of share repurchases, including open market purchases, tender offers and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and contractual constraints or restrictions and other factors deemed relevant.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Vicor.

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Common Shares other than in the Offer until at least 10 business days after the Expiration Time. Accordingly, any additional purchases outside of the Offer may not be consummated until at least 10 business days after the Expiration Time.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Common Shares in the Offer or as to the price or prices at which you may choose to tender your Common Shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or in documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or there have been no changes in the information included or incorporated by reference herein or in the affairs of Vicor or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary, or the Information Agent.

Vicor Corporation

March 21, 2013

The Letter of Transmittal, certificates for Common Shares and any other required documents should be sent or delivered by each holder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By Overnight Courier:	By Mail:

Computershare Trust Company, N.A. Attn Corp Actions 250 Royall St. Suite V Canton MA 02021	Computershare Trust Company, N.A. Attn Corp Actions P.O. Box 43011 Providence RI 02940-3011

By Facsimile Transmission:

For Eligible Institutions Only:

(617) 360-6810

For Confirmation Only Telephone:

(781) 575-2332

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of shares, holders are directed to contact the Depositary.

The Information Agent for the Offer is:

599 Lexington Avenue

New York, NY 10022

All Shareholders Call Toll Free: (888) 605-7561